Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

Lance Friedman hereby certifies that:

1.	He is the Chief Executive Officer of First Choice Healthcare Solutions, Inc. (the “Corporation”), a Delaware Corporation

2.	Article Fourth of the Certificate of Incorporation shall be amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes which the corporation shall be authorized to issue is two hundred ten million (210,000,000) consisting of two hundred million (200,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and ten million (10,000,000) shares of preferred stock (the “Preferred Stock”). The Board of Directors of the corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

3.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the foregoing amendment to the Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

4.	That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL. The number of shares voting in favor of the foregoing amendment exceeded the vote required.

6.	The aforesaid amendment to the Certificate of Incorporation will take effect on the 2nd day of July, 2025, at 12:01 AM Eastern Standard Time.

7.	The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lance Friedman
Name:	Lance Friedman
Title:	Chief Executive Officer